Exhibit 10.17

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

IVD TEST DEVELOPMENT AND COMPONENT SUPPLY AGREEMENT

This IVD Test Development and Component Supply Agreement (the “Agreement”) is effective as of the last date of signature found below (the “Effective Date”) and is made by and between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, California 92122, (“Illumina”) and HTG Molecular Diagnostics, Inc., a Delaware corporation having a place of business at 3430 E Global Loop, Tucson, Arizona 85706 (“Company”). Illumina and Company may also individually be referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Company desires to develop and commercialize one or more test kits that will use components supplied by Illumina and will be commercialized for use on Illumina’s diagnostic instrument(s);

WHEREAS, under this Agreement, Illumina will supply certain components for the test kits and provide Company certain regulatory and development support for such test kits.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

Article I.

Definitions

The following capitalized terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to its obligations expressly specified in this Agreement, the reasonable, diligent, good faith efforts to accomplish such obligations as such Party would normally use to accomplish similar obligations under similar circumstances. Commercially Reasonable Efforts shall be determined on a case-by-case basis, and it is anticipated that the level of effort shall be different for different markets, and shall change over time, reflecting changes in the status of the applicable diagnostic service and the market(s) involved.

“Components” means those components that Illumina supplies to Company under this Agreement for use in the IVD Test Kit. The Components are set forth on Exhibit A as it may be amended from time to time by mutual written agreement of the Parties. The Components set forth on Exhibit A are and will be standard, “off the shelf,” non-custom consumables (e.g., MiSeqDx consumables) that are generally available to other customers in addition to Company, rather than custom consumables developed solely for Company.

“Development Plan” means the document executed by authorized representatives of each Party containing the designs and plans for carrying out the activities necessary to develop and seek Regulatory Approval for an IVD Test Kit under this Agreement and, for each stage, sets forth the key target milestones, target timelines to milestones, anticipated functional resources needed from Illumina and the estimated time commitment from each such Illumina resource.

“Documentation” means Illumina’s output file formats, user manuals, package inserts, and any other formal documentation owned or controlled by Illumina (i) relating to the Components or IVD Hardware that Illumina provides to Company under this Agreement, and (ii) that is required for Regulatory Approval of an IVD Test Kit for purposes of this Agreement.

“Excluded Activities” means any and all uses of a Component that (i) involve the disassembling, reverse-engineering, reverse-compiling, or reverse-assembling of the Components, or (ii) involve the separation, extraction, or isolation of components or elements of Components or other unauthorized analysis of the Components or their formulation.

“Excluded Fields” means any and all fields of use outside the Selected Fields. Excluded Fields include, without limitation, human leukocyte antigen, forensic, microbial, and prenatal testing, including non-invasive prenatal testing.

“Fields” is defined in Section 2.01.

“FDA” means the United States Food and Drug Administration or any successor governmental authority having substantially the same function.

“Gene Expression Profiling” means, notwithstanding any common usage, the detection in a biological sample of levels of ribonucleic acids (“RNA”) (such as mRNA and/or miRNA) by nucleic acid sequencing of synthetic DNA probes added to the sample prior to sequencing using IVD Hardware.

“Illumina Intellectual Property Rights” means any and all Intellectual Property Rights owned or controlled by Illumina or its Affiliates that cover Components or IVD Hardware but only to the extent such Intellectual Property Rights are required to use Components in or IVD Hardware with an IVD Test Kit as authorized under this Agreement in the Selected Fields without infringing such Intellectual Property Rights.

“Intellectual Property Right(s)” means all rights in patent, copyrights (including rights in computer software), know-how, trademark, service mark and trade dress rights and other industrial or intellectual property rights under the Laws of any jurisdiction, whether registered or not and including all applications or rights to apply therefor and registrations thereto.

“IVD Hardware” means Illumina’s nucleic acid sequencing instrument labeled by Illumina for human in-vitro diagnostic use on which the IVD Test Kit will be designed to work. IVD Hardware includes embedded software and may include ancillary software necessary for the operation of the IVD Hardware. The IVD Hardware is set forth in Exhibit B as it may be amended from time to time by mutual written agreement of the Parties.

“IVD Test Kit” means a complete diagnostic Gene Expression Profiling test in a Selected Field, which test is developed and commercialized pursuant to this Agreement and comprises at least (i) test-specific elements supplied by Company (e.g., probes, primers, enzymes); (ii) Components supplied to Company by Illumina under this Agreement; and (iii) analysis/interpretation software developed by Company that will accept IVD Hardware standard output files and operate on or with the IVD Hardware.

“Law” means all statutes, statutory instruments, regulations, ordinances, or legislation to which a Party is subject; common law and the law of equity as applicable to the Parties; binding court orders, judgments or decrees; industry code of practice, guidance, policy or standards enforceable by law; and applicable, directions, policies, guidance, rules or orders enforceable by law made or given by a governmental or regulatory authority.

“Revenue” means the gross amount invoiced by Company and its Affiliates to independent third parties for the sale, transfer, or other disposition of IVD Test Kits in the Territory, less the following items as applicable to such IVD Test Kits to the extent actually taken or incurred with respect to such sale and all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, in accordance with GAAP (except as otherwise provided below):

(a) credits or allowances for returns, rejections, recalls, or billing corrections;

(b) separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(c) sales, use, value added, medical device and other taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the IVD Test Kits in the Territory that are incurred at time of sale or are directly related to the sale;

(d) any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances, retroactive price reductions and billing corrections; and

(e) written-off bad debt not to exceed 4% of the cumulative amounts invoiced, net of (a) – (c), for the pertinent Period (defined in Section 7.01).

Except as otherwise permitted in this definition, no deductions shall be made for commissions paid to individuals or entities, or for cost of collections. Company’s transfer of IVD Test Kits to an Affiliate (unless such transfer is a final sale to an Affiliate end-user) will not be included in Revenue. For the avoidance of doubt, gross amount invoiced by Affiliates for sale, transfer or other disposition of the IVD Test Kits in Territory is included in Revenue. If an IVD Test Kit is sold, transferred or otherwise provided to a third party in a manner that is not an arm’s-length transaction (e.g., at no charge or without an invoice), then Revenue will include the amount deemed to have been invoiced to that third party at the Running Average Revenue; provided that, no invoice amounts will be imputed to or assessed on IVD Test Kits that (i) are used solely in pre-clinical or clinical trials, or (ii) do not exceed […***…]% of the total amount of IVD Test Kits sold, transferred, or otherwise disposed of in the corresponding Period (defined in Section 7.01) and are (A) used for internal research, development or manufacturing studies, testing, verification, validation or quality assurance; (B) distributed free of charge or at fully allocated manufacturing costs in the course of research conducted in furtherance of IVD Test development or Regulatory Approvals; or (C) distributed free of charge for product evaluation purposes or other promotional efforts, compassionate use or any indigent patient program. If an IVD Test Kit is sold, transferred, or otherwise provided to a distributor that is not an Affiliate for re-sale, then the amount invoiced to the distributor shall be multiplied by […***…] in calculating Revenue.

In the case of a service performed by Company or its Affiliate for a third party that employs an IVD Test Kit, Revenue shall include the Running Average Revenue for the IVD Test Kits used in the services.

“Other IP” means any and all Intellectual Property Rights of third parties (excluding Illumina’s Affiliates) to the extent pertaining to or covering the Selected Fields and the use of the IVD Test Kits in the Selected Fields (excluding general uses of the Components not in regard to any specific field of use) or compositions in the IVD Test Kit other than the Components. By way of non-limiting example, third party Intellectual Property Rights for non-invasive pre-natal testing, for specific diagnostic methods, for specific forensic methods, or for specific nucleic acid biomarkers, probe sequences, or combinations of biomarkers or sequences, are examples of Other IP. For clarification, any third party Intellectual Property Right that is the subject of an indemnified Illumina Infringement Claim shall not be “Other IP.”

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, Governmental Authority or other entity of any kind.

“Regulatory Approval” means all approvals, licenses and consents, clearances and CE marking from applicable governmental authorities (if any) required to commercialize an IVD Test Kit, in any country in the Territory (including without limitation all applicable pricing and governmental reimbursement approvals).

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“Regulatory Authority” means the FDA or any other person, organization or agency having competent jurisdiction to grant Regulatory Approval in each applicable jurisdiction of the Territory.

“Running Average Revenue” means the average of gross selling price of an IVD Test Kit less allowable deductions (those set forth in (a) – (e) in the Definition of “Revenue” above) in the applicable country during any relevant Period (defined in Section 7.01) determined in reference to sales of IVD Test Kits in similar quantities as those involved in the underlying activity for which that determination is being made.

“Selected Fields” is defined in Section 2.01.

“Specifications” means Illumina’s written specifications for the Components or IVD Hardware as set forth in the respective product’s labeling in effect on the date the Components or IVD Hardware are shipped from Illumina to Company.

“Term” is defined in Section 11.01.

“Territory” means worldwide.

Article II.

Development of IVD Test Kits

2.01 IVD Test Kits. Subject to the terms and conditions of this Agreement, Company may develop, make (or have made), use and commercialize (including, selling and importing and having sold and imported) up to two IVD Test Kits. Such IVD Test Kits will be intended and labeled for use in no more than two discrete testing fields chosen by Company from the following groups: (i) one in oncology for one of the following tumor types: breast, lung, lymphoma, or melanoma; and (ii) one in transplant, chronic obstructive pulmonary disease (COPD), or immunology/autoimmunity; provided, however, at Company’s discretion, it may select a second oncology type for a test rather than a test from group (ii) (collectively, the fields in groups (i) and (ii) are the “Fields”). The two individual fields selected by Company from the Fields listed in (i) and (ii) are referred to as the “Selected Fields.” If Company wishes to develop (a) more than two IVD Test Kits within the Fields or (b) IVD Test Kits not in the Selected Fields, Company must negotiate new terms and conditions with Illumina for such additional IVD tests; provided, however, Illumina is under no obligation to enter into such negotiations or to complete such negotiations.

2.02 Designation of Selected Fields and IVD Test Kit; Development Plan. If Company chooses to elect two Selected Fields, it shall provide Illumina written notice of (a) the first of its chosen Selected Fields no later than 180 days, and (b) the second of its chosen Selected Fields no later than 24 months, after the Effective Date. If Company chooses to elect only one Selected Field, it must provide written notice to Illumina of its Selected Field no later than 24 months after the Effective Date. Company’s failure to timely provide written notice for either selection shall not be deemed a breach of this

Agreement, provided that Company’s failure to provide written notice to Illumina of at least one Selected Field within 24 months of the Effective Date shall forfeit Company’s right to make such selection and Illumina shall have the right to terminate the Agreement immediately. Company shall prepare and provide Illumina with a proposed Development Plan for each IVD Test Kit for each Selected Field no later than 90 days after providing notice of such chosen Selected Fields. The Development Plan shall also contain a mutually agreed to list of countries for which Company may (but is not required to) seek Regulatory Approval; provided that Company may seek Regulatory Approval in unlisted countries, but Illumina shall have no obligations with respect to Regulatory Approval efforts in such unlisted countries unless otherwise agreed to in writing by Illumina. Illumina will review such proposed Development Plan and return reasonable proposed changes no later than 30 days after receipt of the proposed Development Plan. Once the Parties agree, the Parties will sign the proposed Development Plan, whereupon the Development Plan shall be effective and incorporated in its entirety into this Agreement. In the event of any conflict between the terms and conditions of a Development Plan and this Agreement as regards a specific matter, the terms and conditions of this Agreement shall control unless and only to the extent an applicable Development Plan expressly states the intent of the Parties that the Development Plan supersede this Agreement with respect to that specific matter.

Notwithstanding the foregoing, the Parties recognize that the Development Plan is speculative and uncertain in its nature. The Parties provide no assurance that the Development Plan will result in IVD Test Kits that are useful or capable of Regulatory Approval despite the use of Commercially Reasonable Efforts. Accordingly, the Parties provide no warranty or assurance regarding the results of any Development Plan and they will not be in breach of this Agreement solely for any failure of the Development Plan to achieve its commercial objectives.

2.03 Company Responsibilities. Company shall timely take Commercially Reasonable Efforts to:

(a) Subject to Illumina’s fulfillment of its responsibilities in Section 2.04 below, conduct the Development Plan;

(b) seek, obtain, and maintain Regulatory Approvals for each IVD Test Kit as set forth in the Development Plan, subject to HTG’s right to discontinue development or commercialization of an IVD Test Kit in its sole discretion;

(c) purchase, at its own expense, as it deems necessary, and when supplied in accordance with the terms and conditions of this Agreement, the IVD Hardware required to conduct the Development Plan from Illumina, Illumina’s Affiliate, or its authorized distributor; and

(d) purchase, at its own expense, the Components required to conduct the Development Plan from Illumina when supplied in accordance with the terms and conditions of this Agreement.

2.04 Illumina Responsibilities. Illumina shall timely take Commercially Reasonable Efforts to:

(a) Provide the development, software and regulatory support relating to the Components and the IVD Hardware (as they relate to the IVD Test Kit) as specified in the Development Plan, up to a reasonable maximum number of hours specified in the Development Plan starting no later than 90 days after both Parties signing of the Development Plan (unless otherwise agreed to by the Parties);

(b) to the extent not specified in the Development Plan and as is otherwise required by a Regulatory Authority in a country agreed to by the Parties in the Development Plan, provide such additional appropriate and timely support and Documentation for the IVD Hardware and Components for each IVD Test Kit submission to a Regulatory Authority, subject to Section 2.05(a) and the fees set forth in Section 2.06(b);

(c) supply the IVD Hardware to Company when ordered in accordance with the terms and conditions of this Agreement;

(d) supply the Components required to execute the Development Plan and to support Company’s commercialization of IVD Test Kits when ordered in accordance with the terms and conditions of this Agreement; and

(e) provide support for the IVD Hardware and imbedded software to Company and its IVD Test Kit customers in accordance with Illumina’s standard terms and conditions for commercial customers.

2.05 Joint Responsibilities. The Parties agree to timely take Commercially Reasonable Efforts to:

(a) Consider any guidance and feedback obtained from Regulatory Authorities, including that obtained during pre-submission meetings (or foreign equivalent) and work together, in good faith, to negotiate a corresponding amendment to the Development Plan (e.g., timelines, scope, or limits to support) or other provisions of this Agreement in a mutually acceptable manner, subject to the following and without limiting Section 2.06(b):

(i) if Illumina’s performance under such amended Development Plan exceeds the amount of hours contemplated for Illumina support in the original Development Plan by more than […***…]%, then Illumina shall not be obligated to perform any such excess hours (e.g., if the original Development Plan contemplated […***…] hours of Illumina support, then Illumina shall be permitted to cease performance under the Development Plan after it performs an additional […***…] hours of support under the amended Development Plan), and Company shall be permitted, in its discretion and at its expense to perform the remainder of Illumina’s obligations under the Development Plan to the extent feasible; and

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(ii) if Company’s performance of the remainder of Illumina’s obligations described above is not feasible or would not, in Illumina’s discretion, satisfy the Regulatory Authorities, then the Parties shall in good faith coordinate a wind down of the Development Plan (and of the Agreement if no other Development Plans can reasonably be performed in view of guidance and feedback from the Regulatory Authorities).

(b) agree on the final configuration of each IVD Test Kit; provided that, in the event of disagreement, Illumina shall have final decision making authority on the configuration of IVD Hardware and Components, and Company shall have final decision making authority on all other matters of IVD Test Kit configuration.

2.06 Initial Fee; Costs and Expenses During the Development of IVD Test Kits.

(a) Initial Fee. Company shall pay to Illumina a one-time, non-refundable initial fee of $[…***…] within 5 business days of the last date of signature of the first Development Plan (the “Initial Fee”).

(b) Development and Regulatory Support Fees. Company shall pay to Illumina an hourly fee at the rate of $[…***…] per hour for each hour of development and regulatory support provided by Illumina under a Development Plan that exceeds […***…] total hours of support, unless HTG is required to submit a PMA application, in which case the hourly fee would only apply to support in excess of […***…] total hours.

2.07 Additional Payments. For IVD Test Kits developed under this Agreement Company shall pay the following non-refundable and non-creditable payments to Illumina:

(a) United States: Upon submission to FDA for each IVD Test Kit:

(i)	510(k) application: $[…***…]

(ii)	PMA application: $[…***…]

(b) Upon FDA clearance or approval of each IVD Test Kit: $[…***…]

(c) Upon first regulatory clearance/approval/registration by any Regulatory Authority of each IVD Test Kit, Company shall pay Illumina $[…***…] (note FDA approval, if first, will trigger payments under both (b) and (c)).

Article III.

Commercialization of IVD Test Kit

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3.01 Company. Company (i) may elect, in its sole discretion, to commercialize the IVD Test Kit in all or any part of the Territory; and (ii) shall be responsible to provide all product support, including without limitation, technical support, for the IVD Test Kit; provided that Illumina shall provide product support to Company for purchased Components and IVD Hardware consistent with its standard terms and conditions of sale for such Components and IVD Hardware.

3.02 HTG Decision Not to Commercialize. The Parties acknowledge that HTG retains at all times final decision making authority on whether or where to commercialize any IVD Test Kit developed under a Development Plan and this Agreement.

3.03 Co-Branding. Unless both Parties agree differently in writing, the IVD Test Kit(s) shall not bear Illumina branding or labeling, provided that the Components and IVD Hardware shall retain the Illumina branding and labeling as provided by Illumina. Communications between Company and Illumina pursuant to this Section shall be effective if transmitted electronically (e.g., by email) between representatives of the Parties’ Marketing groups.

Article IV.

Purchase of IVD Hardware

4.01 Company Use. During the Term Company shall, in its sole discretion as needed for IVD Test Kit research and development, purchase, for its internal use only (except as provided in Section 4.03), all of its requirements for IVD Hardware from Illumina, an Illumina Affiliate, or an authorized Illumina distributor/reseller.

4.02 Company Customers. During the Term Company shall advise customers of its IVD Test Kit that Illumina, an Illumina Affiliate, or an authorized Illumina distributor/reseller are the only sources for purchase of IVD Hardware that produce the standard output files necessary for the analysis/interpretation software included in or with such IVD Test Kit.

4.03 Reagent Rental Program. If Company wishes to implement a reagent rental program, it shall purchase the IVD Hardware for such program from Illumina and lease such IVD Hardware to its customers; provided, however, it may not resell, loan, or otherwise transfer any of these IVD Hardware. Under a reagent rental arrangement, Company would purchase the IVD Hardware and Illumina would install (or have installed on its behalf) the IVD Hardware at the customer facility, and Company would supply the IVD Test Kit to such customer. Company and Illumina agree to negotiate in good faith regarding a separate written agreement regarding any reagent rental program.

Article V.

Quality

5.01 Quality Audits. During the Term, Illumina agrees to allow Company to audit Illumina’s operations that pertain to Components or as otherwise required by any Regulatory Authority with jurisdiction over an IVD Test Kit, upon 45 days prior written notice (or such shorter period if required to comply with requested or ordered inspections by a Regulatory Authority), during normal business hours, no more often than one time per calendar year or more often as required of Company by any Regulatory Authority, and at Company’s sole expense, only to the extent necessary to satisfy Company’s obligations under applicable Law. Company will provide a written audit plan or agenda to Illumina at least 20 days prior to audit. Illumina shall reasonably cooperate in the conduct of any audit conducted pursuant to this Section. The locations, times, dates, and scope for such audits will be mutually agreed upon in writing between the Parties prior to conducting the audit. Company shall comply with all of Illumina’s reasonable directions when conducting the audit. If requested by Illumina, Company shall procure that Company and any person conducting the audit sign a confidentiality agreement of a form reasonably acceptable to Illumina prior to conducting such audit. Company will issue to Illumina audit findings within 30 days of concluding the audit. Illumina shall maintain adequate records in accordance with all requirements of Law and good manufacturing practice relating to the manufacture of IVD Hardware, Components, the testing of same, and Illumina’s performance in other respects under this Agreement. Illumina shall keep the records subject to inspection and audit hereunder for no less than […***…] from the end of the calendar quarter in which the Components or IVD Hardware Product to which they pertain were shipped to Company.

5.02 Change Notice. Company acknowledges that Illumina is constantly innovating and developing new products or new versions of products. Accordingly, Illumina makes no guarantee that the specific products described in or referenced in this Agreement including the IVD Hardware and Components will be manufactured or sold in their current forms throughout the Term or for any specific period of time. Without limiting the foregoing, Illumina agrees to provide prior written notice to Company of any material changes to form, fit, or function or discontinuation of IVD Hardware or Components, which notice shall be accompanied by a detailed written description of the material change and any corresponding revisions or updates to any then-existing Documentation occasioned by the material change (collectively, the “Change Notice”). The Change Notice for each such material changes will be provided no less than […***…***…] prior to such change for Components or IVD Hardware unless such change must be made sooner due to safety, applicable laws, regulatory requirements, or failure to conform to Specifications. During such time period, subject to Section 11.02, Illumina will discuss the steps necessary to migrate to successor instruments or modified Components and take Commercially Reasonable Efforts to help Company with such transition. Unless expressly stated otherwise in this Agreement Illumina is under no obligation to notify Company of any other changes to existing products or developments of new products.

Article VI.

IVD Hardware and Components Pricing

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6.01 IVD Hardware. All IVD Hardware purchased under this Agreement shall be purchased at Illumina’s then-current list price for such instrument at the time Company places an order for such instrument, unless separately negotiated, and the terms of such purchase shall be governed by Illumina’s standard terms and conditions of sale applicable to such instrument. In the event of any conflict between such standard terms and conditions and this Agreement, this Agreement shall control. In no event may anything in such terms and conditions of sale be construed as preventing Company from using such IVD Hardware as expressly permitted by this Agreement.

6.02 Components. The price for Components, set forth in Exhibit A, shall reflect a […***…] to then-current list price for such Components. Components shall be purchased under this Agreement in accordance with Article VIII (Ordering, Delivery and Payment).

6.03 Revenue Share. As partial consideration for the right to commercialize IVD Test Kits for use with IVD Hardware, Illumina’s development and regulatory support and other activities contemplated by this Agreement, Company shall pay Illumina […***…]% of Revenue (such amount referred to as the “Revenue Share”) as set forth in Article VII.

Article VII.

Records and Accounting

7.01 Accounting. During the Term and for 60 days after the close of the calendar quarter in which the Term ends, Company shall furnish to Illumina a written report within 45 days after the close of each calendar quarter (March 31, June 30, September 31 and December 31) (each calendar quarter, a “Period”) showing on a product-by-product and country-by-country basis (i) the kind and number of IVD Test Kits sold, transferred, or otherwise provided, (ii) the gross amount invoiced for sale of IVD Test Kits, (iii) the detailed calculation of Revenue during the Period, including permitted deductions, (iv) withholding taxes, if any, required by Law to be deducted, (v) the official exchange rates used in determining the Revenue Share earned by Illumina, and (vi) the amount of Revenue Share payable to Illumina. The Revenue Share earned during a Period shall accompany such report.

7.02 Payments. All payments required under this Agreement shall be paid in the United States Dollars to the address applicable under Article XIII of this Agreement or to such other place as Illumina may reasonably designate in writing.

7.03 Records. During the Term and for 3 years thereafter, Company agrees to maintain written records with respect to its operations for such period pursuant to this Agreement in sufficient detail to reasonably enable Illumina or its designated accountants to confirm compliance with the terms of this Agreement and compute the amount of Revenue Share or other payments payable to Illumina. Illumina may audit said records from time to time, on 30 days advance written notice to Company, during normal business hours to the extent necessary to verify the amount of Revenue Share or other

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payments due hereunder; provided Illumina shall not be entitled to perform more than one audit in any calendar year. Any auditor shall execute a confidentiality agreement satisfactory to Company. A copy of the auditor’s report shall be provided to both Company and Illumina at the same time. Illumina shall pay the costs of said audit unless a cumulative underpayment of greater than 5% due for the Period(s) being audited is present, in which case Company shall reimburse Illumina for the reasonable expenses of the examination. Illumina shall invoice Company for any amount due resulting from such an audit and Company shall pay such invoice no later than 30 days after its receipt.

Article VIII.

Ordering, Delivery and Payment

8.01 Components. Company shall purchase all Components used in or with the IVD Test Kit exclusively from Illumina, an Illumina Affiliate, or an authorized Illumina distributor/reseller under the terms and conditions specified in this Agreement. As long as Illumina is in compliance with its supply obligations, including timely delivery of Components in compliance with Specifications, Company shall not purchase products or materials from a third party (other than an Illumina Affiliate or authorized Illumina distributor/reseller) that would replace or be a substitute for the Components.

8.02 Development Supply. During the development of an IVD Test Kit, the Parties will mutually agree on the quantities of Components and the delivery dates for such Components.

8.03 Ordering and Forecast.

(a) Ordering; Acceptance; Cancellation. Subject to Section 8.02, Company shall order Components using written purchase orders submitted under and in accordance with this Agreement. Purchase orders shall state, at a minimum, the Illumina part number, the Illumina provided quote number (or other reference provided by Illumina), the quantity ordered, price, requested delivery date, and address for delivery, and shall reference this Agreement. All purchase orders shall be sent to the attention of Illumina Customer Solutions or to any other person or department designated in advance by Illumina in writing. Acceptance of a purchase order occurs when Illumina provides Company a sales purchase order confirmation. Purchase orders submitted in accordance with this Agreement will not be unreasonably rejected by Illumina. All purchase orders accepted by Illumina are non-cancelable by Company and may not be modified without the prior written consent of Illumina, which may not be unreasonably withheld or delayed.

(b) Agreement Controls Purchase Terms. The terms and conditions of this Agreement shall control the order, supply and purchase of Components under this Agreement and expressly supersede any and all terms and conditions in, referenced by or otherwise associated with a purchase order, sales purchase order confirmation, purchase order acceptance or the like (collectively, “POTCs”) notwithstanding anything to the contrary in such POTCs.

(c) Component Lead Time; Initial Ship Date. Subject to the terms and conditions of this Agreement, if a purchase order for Components is timely submitted by the first business day of the calendar month, the first shipment of Components on the Purchase Order will be no earlier than 90 days from the date the purchase order is accepted by Illumina.

(d) Ship Date Changes. The latest ship date allowed for any Component under a purchase order is the date that is 12 months after the date the purchase order was received by Illumina. Subject to the terms and conditions of this Agreement, Illumina will use reasonable efforts, but makes no guarantee and does not undertake that it will be able, to accommodate Company requests to bring forward the ship dates for Components on a purchase order.

(e) Forecast. Company shall, no later than the 1st day of each calendar month, provide a written non-binding forecast detailing the quantity of Components that Company anticipates requiring during the following 12 months.

(f) Ship Schedule. Each Purchase Order for Components must include a ship schedule, to be agreed to between Illumina and Company, that details the quantity of and type of Components that Company requires in each calendar month that is covered by the Purchase Order.

8.04 Shipping; Title, Risk of Loss. Unless otherwise agreed upon in writing, all shipments are made EXW (Incoterms 2010) at Illumina’s location of applicable finished goods manufacture and Company is responsible for freight and insurance which will be added to the invoice and paid by Company. In all cases, title and risk of loss transfers to Company when Components are made available at such address.

8.05 Invoice and Payment. All invoices shall be sent to Company’s accounts payable department, or any other address designated by Company in writing.

(a) Shipments. Illumina will invoice Company upon shipment of Components.

(b) Development/Regulatory Support Services. All invoices for development/regulatory support provided in a calendar quarter will be sent to Company for payment after the close of the calendar quarter in which such support occurred.

8.06 Payments. Company agrees to pay for Components supplied, for development and regulatory support provided, earned Revenue Share hereunder, milestone payments, and any amounts payable as a result of an audit, in accordance with the terms and conditions of this Agreement. All earned Revenue Share payments shall be payable when Revenue is invoiced and due by the date the applicable royalty report is due. All milestone payments (Section 2.07) shall be payable when the milestone is achieved and due within 30 days of achieving such milestone. All payments for Components and development/regulatory support are due within 30 days of the date on the invoice. Without limiting any remedies available to Illumina, any amounts not paid when due under this Agreement will accrue interest at the rate of […***…]% per annum, or the maximum amount allowed by Law, if lower. In the event of nonpayment, Illumina shall have the right, after written notice to Company and a 7 business day cure period, to take any action allowed in Law in addition to any rights or remedies under this Agreement, including without limitation, revoke the rights conferred and/or licenses granted hereunder and suspend performance until all payments are made current. Company shall pay for all costs (including reasonable attorneys’ and other legal fees and fees of collection agencies) incurred by Illumina in connection with the collection of late payments. Each purchase order is a separate, independent transaction under this Agreement, and all amounts due under any other purchase orders or other transactions with Illumina shall be paid by the Company in full without any set-off, counterclaim, deduction or withholding.

8.07 Taxes. All prices and other amounts payable to Illumina pursuant to this Article VIII are exclusive of and are payable without withholding or deduction for taxes, GST, VAT, customs duties, tariffs, charges or otherwise as required by Law from time to time upon the sale of the Components or provision of services, all of which will be added to the purchase price or subsequently invoiced to the Company to recover any payment in respect of which withholding or deduction is required to be made by Illumina.

8.08 Product Warranties and Representations.

(a) Standards and Specifications. Illumina represents and warrants that it shall use its Commercially Reasonable Efforts and resources to manufacture and deliver the Components and IVD Hardware (each, a “Product”) in accordance with the applicable Specifications and the terms and conditions of this Agreement. Illumina represents and warrants that, subject to the terms and conditions of this Agreement, it has, and shall maintain, the manufacturing skills and capacity to meet Company’s requirements for the Products when ordered in compliance with this Agreement.

(b) Product Warranty. Illumina warrants, except as expressly stated otherwise in this Agreement, that Components will conform to their Specifications until the later of (i) 6 months from the date of shipment from Illumina, (ii) any expiration date or the end of the shelf-life provided on or in the labeling of such Component by Illumina, or (iii) as set forth in Illumina’s standard terms and conditions of sale for such Component. Illumina will repair, replace, or refund the purchase price of a Component for which a valid warranty claim is made in its sole discretion. Illumina warrants that repaired or replaced Components will conform to their Specifications for the longer of 90 days after delivery of the repaired or replaced Component or any expiration date or the end of the shelf-life provided on or in the labeling of such Component. With respect to replaced Components, Illumina will use Commercially Reasonable Efforts to provide replacement Components in Company’s next scheduled shipment. The foregoing warranty does not apply to the extent such warranty claim is due to Company’s or its end-user customer’s abuse, misuse, neglect, negligence, accident, improper storage, handling

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or use contrary to the Specifications. The warranty and any warranty remedies associated with any IVD Hardware will be in accordance with Illumina’s standard terms and conditions of sale in effect when such IVD Hardware is purchased.

(c) Patent Infringement by Components. Illumina represents that, as of the Effective Date, it has no actual knowledge or information indicating that the Components infringe or may infringe upon patents or other proprietary rights owned by a third party in a manner that would prevent or materially inhibit its ability to perform under this Agreement.

(d) Survival of Warranties. The warranties contained in this Section shall survive, in accordance with their terms, any delivery, inspection, acceptance, payment, or termination of this Agreement, and shall run to Company, its customers, successors and assigns.

8.09 Inspections.

(a) Inspection and Acceptance. All Components purchased hereunder will be subject to Company’s right of inspection and rejection. Company shall inspect delivered goods and report claims for defects, damages or shortages in writing within thirty (30) days of Company’s receipt of the Component. If Components are determined to be defective, damaged or short, at Illumina’s option, Illumina shall, at its sole expense, repair or replace the Products to bring them into conformity with the Specifications within thirty (30) days of receipt of notice from Company that the Components have been rejected.

Article IX.

Intellectual Property

9.01 Development Right. Subject to the terms and conditions of this Agreement, including without limitation payment of Revenue Share, Illumina grants to Company a limited, nonexclusive, non-transferable (except as otherwise provided in Section 14.04), non-sublicensable (except to Affiliates, agents or contractors of Company identified in a Development Plan to perform under such Development Plan) license under the Illumina Intellectual Property Rights solely to develop, make and use each of two IVD Test Kits selected as set forth in Section 2.01 solely for use with the IVD Hardware strictly in accordance with the terms and conditions of the Development Plan, provided that the license expressly excludes the Excluded Activities. Without limiting the generality of the foregoing, the license granted in this Section 9.01 includes the right to incorporate and reference the Documentation and any Regulatory Approvals for the IVD Hardware or Components, or any portion thereof in any filing with a Regulatory Authority seeking Regulatory Approval for the IVD Test Kits.

9.02 Commercialization Right. Subject to the terms and conditions of this Agreement, including without limitation payment of Revenue Share, Company’s purchase of Components under this Agreement during the Term confers upon Company the non-exclusive, non-transferable (except as otherwise provided in Section 14.04), non-sublicenseable (except as otherwise provided in this Section) right under the Illumina Intellectual Property Rights to:

(a) incorporate the Components into IVD Test Kits selected and developed in accordance with the terms and conditions of this Agreement,

(b) make, have made, market, distribute and have distributed, sell and have sold, offer for sale and have offered for sale, import and have imported the IVD Test Kits described in (a) in the Territory strictly in accordance with the terms and conditions of this Agreement, including without limitation, the requirement that the IVD Test Kits be labeled for use with the IVD Hardware,

(c) sublicense to Company’s customers to whom the IVD Test Kits described in (a) are sold, transferred or otherwise disposed the right to use in compliance with its intended use, labeling, and all other restrictions on use in this Agreement, those IVD Test Kits as an end-user,

(d) reproduce, incorporate, distribute, and supplement the Documentation or any portion thereof to the extent required for Regulatory Approval for the IVD Test Kits in any labeling, packaging or package inserts for IVD Test Kits, provided that the rights granted in this Section 9.02 expressly exclude any and all rights to (i) manufacture or have manufactured Components, (ii) use, have used, sell, have sold, offer for sale, and/or have offered for sale the Components in any form that is not part of a complete IVD Test Kit described in (a), except to the extent those activities may be done in connection with replacements or repairs of elements of the IVD Test Kit, or (iii) perform any Excluded Activity.

The preceding sentence is designed to and does alter the effect of the exhaustion of patent rights that would otherwise result if the sale of Components was made without restriction.

9.03 Improvements. Except as otherwise set forth in this section, Company hereby grants to Illumina a nonexclusive, irrevocable, non-transferable (except as provided in Section 14.04), sublicensable, perpetual, worldwide, royalty free, fully paid up license in and to any and all Company owned or controlled Intellectual Property Rights that both (a) were created by or on behalf of Company during the performance of a Development Plan and (b) are directed to any improvement, enhancement, alteration, or modification of a Component; such license to develop and commercialize products (including software) and services. Notwithstanding anything to the contrary in this Section 9.03, Illumina shall have no license (whether express or implied, by estoppel or otherwise ) or any other right, title or interest in any Intellectual Property Rights owned or controlled by Company that (i) existed or were conceived, in whole or in part, on or before the Effective Date, including, without limitation, any Intellectual Property Rights related in any way to nuclease-protection-based library preparation for targeted nucleic acid sequencing, (ii) is or was conceived or developed outside the scope of a

Development Plan or this Agreement, (iii) is an improvement, enhancement, alteration, or modification of (i), or (iv) is an improvement, enhancement, alteration, or modification of (ii) except to the extent created by or on behalf of Company during the performance of a Development Plan and directed to a Component.

9.04 All Rights Reserved.

(a) The rights conferred upon Company under Illumina Intellectual Property Rights are limited to those rights expressly stated in Section 9.01 and 9.02 or elsewhere in this Agreement; no sublicense or other right or license under any Intellectual Property Rights of Illumina or its Affiliates is or are granted, expressly, by implication, by estoppel or otherwise, under this Agreement. Illumina, on behalf of itself and its Affiliates (and their respective successors and assigns), retains all and does not waive the right to enforce their Intellectual Property Rights, including without limitation, the Illumina Intellectual Property Rights, and bring suit or proceedings against any person, including Company (and its Affiliates, and their respective successors, and assigns) that practices within such Intellectual Property Rights without authorization.

(b) The rights conferred upon Illumina under Company’s Intellectual Property Rights are limited to those rights expressly stated in Section 9.01; no other right, title or interest under any Intellectual Property Rights of Company or its Affiliates is or are granted, expressly, by implication, by estoppel or otherwise, under this Agreement. Company, on behalf of itself and its Affiliates (and their respective successors and assigns), retains all right, title and interest in and does not waive the right to enforce their Intellectual Property Rights, including without limitation, the Company Intellectual Property Rights, and/or bring suit or proceedings against any person, including Illumina (and its Affiliates, and their respective successors, and assigns) that practices within such Intellectual Property Rights without authorization.

(c) Company understands that, from and after the Effective Date, (i) actual knowledge by Illumina, Illumina’s Affiliates, or their respective directors, officers, employees, or agents that Company is using Components in any manner or for any purpose outside the scope of the Illumina Intellectual Property Rights and Selected Fields in accordance with Section 9.01 and 9.02 or outside of the scope of use permitted under this Agreement, does not (1) waive or otherwise limit any rights that Illumina, Illumina’s Affiliates or their respective successors and assigns, may have as a result of such unauthorized use of the Components, including without limitation, any rights or remedies available under the terms and conditions of this Agreement, or available at Law, (2) grant Company a license or other right to any Intellectual Property Rights of Illumina or Illumina’s Affiliates, whether by implication, estoppel, or otherwise with respect to such unauthorized use of the Components, and (ii) any trade usage, and any course of performance or course of dealing between Illumina and Company, will not be used to interpret the terms and conditions of this Agreement, including without limitation, the scope of the rights granted or conferred under this Agreement.

(d) Company agrees that (i) it may require Other IP to develop and commercialize IVD Test Kits without infringing the Intellectual Property Rights of third parties and (ii) Illumina has no obligation to identify any Other IP that Company may require to develop and commercialize IVD Test Kits. Notwithstanding anything in this Agreement to the contrary, Company assumes all risk associated with not obtaining any required rights to Other IP.

Article X.

Indemnification; Limitation of Liability; Insurance

10.01 Indemnification Obligations.

(a) Illumina shall defend, indemnify and hold harmless Company, and its officers, directors, representatives, employees and successors and assigns (each a “Company Indemnitee”), against any and all liabilities, damages, fines, penalties, expenses (including reasonable attorney’s fees) and losses of any and every kind (“Losses”) to the extent that the Losses relate to or arise out of:

(i)	claims, actions, complaints, demands, suits, proceedings, and causes of action of every kind brought by a third party (“Claims”) alleging that the Components purchased under this Agreement or uses thereof as set forth in Illumina’s product labeling infringe the Intellectual Property Rights of a third party (“Illumina Infringement Claim”);

(ii)	any breach of, or inaccuracy in, any representation or warranty made by Illumina in this Agreement, but only to the extent not caused by Illumina’s reasonable reliance on any representation or warranty made by Company;

(iii)	the gross negligence or intentional misconduct of Illumina in performing or failing to perform its obligations under this Agreement; or

(iv)	Illumina’s development of or commercialization of the IVD Hardware or Components;

provided that, Illumina will not defend, indemnify, or hold harmless Company from or against any Claims that relate to or arise out of (A) use of the IVD Hardware or Components in a manner not permitted under this Agreement, (B) combination of the IVD Hardware or Components with other items or materials not supplied by Illumina wherein such Claim would not have been made but for the combination with other items or materials not supplied by Illumina, and (C) physical or chemical modification of the IVD Hardware or Components,

If the Components or any part thereof, becomes, or in Illumina’s counsel’s reasoned legal opinion may become, the subject of an Illumina Infringement Claim, Illumina shall have the right, at its option and expense, to (A) procure for Company the right to continue using the Components, (B) modify or replace the Components with a substantially equivalent non-infringing substitute that meets the Specifications to Company’s reasonable satisfaction, or (C) require the return of the Components then in Company’s possession and terminate the rights, license, and any other permissions provided to Company with respect the returned Components and refund or repay to Company (1) the price paid by Company for the returned Components at the time of such return, provided that, no refund will be given for used Components or Components that have expired through no delay caused by Illumina, (2) the Initial Fee and (3) any payments made by Company pursuant to Section 2.07 (Additional Payments). This Section states the entire liability of Illumina for any infringement of third party intellectual property rights as well as, unless expressly stated elsewhere, Illumina’s entire obligation under this Agreement to indemnify, defend and hold harmless Company and other Company Indemnitees.

(b) Company Indemnity. Company shall defend, indemnify and hold harmless Illumina, its Affiliates, their collaborators and development partners that contributed to the development of the Components, and their respective officers, directors, representatives, employees, successors and assigns (“Illumina Indemnitee(s)”), against any and all Losses to the extent the Losses relate to or arise out of:

(i)	personal injury or death proximally caused by the IVD Test Kit, but only to the extent not caused by the Component or IVD Hardware;

(ii)	Company’s sale in a jurisdiction of IVD Test Kit(s) without proper Regulatory Approval in such jurisdiction,

(iii)	any breach of, or inaccuracy in, any representation or warranty made by Company in this Agreement, but only to the extent not caused by Company’s reasonable reliance on any representation or warranty made by Illumina;

(iv)	the gross negligence, or intentional misconduct of Company in performing or failing to perform its obligations under this Agreement,

(v)	use, promotion, or commercialization by Company of the Components in a manner not permitted under this Agreement, or

(vi)	Claims alleging that Company’s development of or commercialization of the IVD Test Kit (including Company’s provision of the IVD Test Kit within Company or its Affiliates) infringe the Intellectual Property Rights of a third party, except to the extent such Claim is an Illumina Infringement Claim or would not have arisen but for the inclusion of Components in or the use of Components or IVD Hardware for the IVD Test Kit.

Unless expressly stated elsewhere, this Section states Company’s entire obligation under this Agreement to indemnify, defend and hold harmless Illumina and other Illumina Indemnitees.

10.02 Indemnity Procedure. The Parties’ indemnification obligations under this Article X are subject to the Party seeking indemnification (i) notifying the other, indemnifying Party promptly in writing of the claim, (ii) giving indemnifying Party exclusive control and authority over the defense of such claim, (iii) not admitting infringement of any Intellectual Property Right without prior written consent of the indemnifying Party, (iv) not entering into any settlement or compromise of any such action without the indemnifying Party’s prior written consent, and (v) providing all reasonable assistance to the indemnifying Party that the indemnifying Party requests and ensuring that its officers, directors, representatives and employees and other indemnitees likewise provide assistance (provided that indemnifying Party reimburses the indemnified Party(ies) for its/their reasonable out-of-pocket expenses incurred in providing such assistance). An indemnifying Party will not enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified party, or settle a dispute without the prior written consent of the indemnified Party, which consent not to be unreasonably withheld, conditioned, or delayed.

10.03 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY LAW, ILLUMINA MAKES NO (AND EXPRESSLY DISCLAIMS ALL) WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, EITHER IN FACT OR BY OPERATION OF LAW, WITH RESPECT TO THE COMPONENTS, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ILLUMINA MAKES NO CLAIM, REPRESENTATION, OR WARRANTY OF ANY KIND AS TO THE UTILITY OF THE COMPONENTS FOR COMPANY’S INTENDED USES.

10.04 Company Liability Cap. EXCEPT FOR ITS INDEMNIFICATION OBLIGATIONS OR ITS WILLFUL MISCONDUCT, WHICH SHALL HAVE NO LIMIT, AND TO THE EXTENT PERMITTED BY LAW, COMPANY’S TOTAL AND CUMULATIVE LIABILITY TO ILLUMINA FOR ANY CLAIM BETWEEN THE PARTIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY OR OTHERWISE, SHALL IN NO EVENT EXCEED ONE MILLION ($1,000,000) DOLLARS LESS ANY AMOUNTS ACTUALLY PAID TO

ILLUMINA PURSUANT TO THIS AGREEMENT AS OF THE DATE THE LIABILITY IS SETTLED.

10.05 Illumina Liability Cap. EXCEPT FOR ITS INDEMNIFICATION OBLIGATIONS OR ITS WILLFUL MISCONDUCT, WHICH SHALL HAVE NO LIMIT, AND TO THE EXTENT PERMITTED BY LAW, ILLUMINA’S TOTAL AND CUMULATIVE LIABILITY TO COMPANY FOR ANY CLAIM BETWEEN THE PARTIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY OR OTHERWISE, SHALL IN NO EVENT EXCEED CUMULATIVE AMOUNTS RECEIVED BY ILLUMINA FROM COMPANY PURSUANT TO THIS AGREEMENT AS OF THE DATE THE LIABILITY IS SETTLED.

10.06 Limited Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE XII, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, LOST PROFITS, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 10.06 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS.

10.07 Insurance. Each Party shall obtain and maintain insurance coverage as follows: (i) a policy for liability (including professional and errors & omissions) in the amount of no less than US$[…***…] per occurrence, and (ii) separately a policy for commercial general liability and public liability insurance in the amount of no less than US$[…***…], in the case of each of (i) and (ii) to protect the Other Party’s Indemnitees under the indemnification provided hereunder. Upon request, each Party shall provide the other Party appropriate certificates of insurance. Such policies shall provide a waiver of subrogation against Illumina as an additional insured and contain no cross-liability exclusion. For those Losses that a Party has an obligation to defend under Section 10.01 above, that Party’s insurance coverage will be primary over any other potentially applicable insurance. Each Party shall maintain such insurance at all times during the Term and for a period of 3 years thereafter.

Article XI.

Term and Termination

11.01 Term. The term of this Agreement shall begin on the Effective Date, and unless this Agreement is earlier terminated as provided under Section 11.04 below, this Agreement will expire upon the earlier of the date 5 years after the Effective Date or the date on which the latest running of the Development Plans is completed and Company’s payment of any amounts due under Sections 2.06 and 2.07 (“Term”). Notwithstanding

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the expiration or any earlier termination of this Agreement, with regard to any and all Components and IVD Hardware supplied under this Agreement, the licenses granted to Company pursuant to Section 9.02 shall continue through the date on which the last of the Components purchased by Company hereunder is sold and, with respect to the sublicense granted under Section 9.02(c), until the IVD Test Kit containing such Component is used by the end user in compliance with the IVD Test Kit’s intended use, labeling, and all other restrictions on use in this Agreement.

11.02 Supply Agreement and License. Prior to the expiration of the Term, the Parties agree to negotiate in good faith an agreement (the “Supplemental Agreement”) whereby Illumina shall continue to supply Components for IVD Test Kits to Company on terms at least as favorable as provided in this Agreement and grant to Company such license(s) solely as are needed to continue to make, have made, use, sell, have sold, import and have imported IVD Test Kits developed under this Agreement. Notwithstanding anything to the contrary, if Illumina, after the Effective Date and during the Term, discontinues the IVD Hardware or Components currently provided under this Agreement and commercializes new instruments or consumables that are suitable for use with an IVD Test Kit, the Parties will negotiate in good faith regarding whether the applicable IVD Test Kits should be reconfigured to incorporate such newly commercialized instruments and/or consumables and the terms and conditions associated with such potential reconfiguration, including, without limitation, the length of time Illumina will continue to offer the discontinued IVD Hardware and/or Components under this Agreement and the timeline for Company to reconfigure the IVD Test Kit.

11.03 Termination of a Development Plan. Company reserves the right to terminate an individual Development Plan at any time by providing Illumina with thirty (30) calendar days’ prior written notice to that effect. In such event, during such thirty (30) day period, the Parties will agree upon and conduct an orderly wind down of any ongoing activities being performed under the relevant Development Plan. The termination of an individual Development Plan without concomitant termination of the Agreement shall not affect the Parties’ rights and obligations with respect to any other Development Plan (and corresponding IVD Test Kit) that is then pending or that later may be developed pursuant to Article II and this Agreement will otherwise remain in effect excepting the terminated Development Plan.

11.04 Early Termination. Without limiting any other rights of termination expressly provided in this Agreement or under Law, this Agreement may be terminated early as follows:

(a) Breach of Provision. If a Party materially breaches this Agreement and fails to cure such breach within 30 days after receiving written notice of the breach from the other Party, or if a breach is not curable, then the non-breaching Party shall have the right to terminate this Agreement or, as applicable, the Development Plan under which the material breach as occurred, with immediate effect by providing written notice of termination to the other Party. Notwithstanding the foregoing, and without limiting any other right or remedy of Illumina, breach by Company of any term in Article IX under this Agreement, including without limitation, Company’s use of Components outside of the rights in Selected Fields expressly granted to Company under this Agreement, gives Illumina the right to seek injunctive relief and/or to terminate this Agreement with immediate effect upon written notice. If this Agreement is terminated for Illumina’s uncured material breach, as upheld by a court of competent jurisdiction (including the exhaustion of all timely appeals), in addition to any other right or remedy available to Company under this Agreement or at Law or equity, Illumina must refund, on or before the date thirty days after the effective date of termination, the Initial Fee and any payments made by Company pursuant to Section 2.07 (Additional Payments).

(b) Bankruptcy and Insolvency. A Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy, for winding up of that Party, or any proceeding relating to insolvency, receivership, administrative receivership, administration liquidation or company voluntary arrangement or scheme of arrangement with its creditors that is not dismissed or set aside within 60 days. In the event of any insolvency proceeding commenced by or against Company, Illumina shall be entitled to cancel any Purchase Order then outstanding and not accept any further Purchase Order until bankruptcy or insolvency proceeding is resolved.

(c) Termination for Change in Control.

(i) Company shall promptly notify Illumina in writing if it undergoes any Change in Control and shall provide Illumina, subject to Article XII, with the name of any parties to the transaction. Illumina shall have 30 days after receipt of notice of the consummation of the Change in Control, to deliver written notice to Company or its successor in interest terminating the Agreement due to the subject Change of Control. Failure of Illumina to timely deliver notice of termination shall be deemed a waiver of Illumina’s right to terminate the Agreement with regard to the subject Change of Control. Illumina agrees that it will not exercise of its right of termination unless (A) the Change of Control adversely affects litigation or enforcement of Illumina Intellectual Property Rights, or (B) the other party to the Change in Control transaction is a competitor of Illumina or its Affiliates in the […***…] market.

(ii) Termination pursuant to this Section 11.04(c) shall become effective on the date that is 30 days after written notice of termination by Illumina.

(iii) “Change in Control” means a change of: (A) more than fifty percent of the outstanding voting securities of Company or of all the equity holders of Company that, alone or with other equity holders, owns, directly or indirectly, more than fifty percent of the equity interest of that equity holder; (B) the power or right to designate a majority of the directors of Company or of the equity holders of

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Company that, alone or with other equity holders, have the power to designate, directly or indirectly, a majority of the directors of Company; (C) the power to direct or cause the direction of the management or policies of Company or of any entity that, alone or with others, has the power directly or indirectly, to direct or to cause the direction of the management or policies of Company, or (D) any sale or transfer of all or substantially all of the assets of the Company and/or any of its subsidiaries in any single transaction or a series of related transactions. For purposes of applying the preceding sentence, the change will be measured from the Effective Date.

(d) Termination for Convenience. Company may terminate this Agreement for its convenience with 90 days prior written notice to Illumina.

11.05 Right to Cease Delivery. In addition to any other remedies available to Illumina under this Agreement or at Law, Illumina reserves the right to cease shipping Components to Company immediately if (1) Company uses the Components outside the scope of license granted in Section 9.01 and 9.02 or as otherwise conferred to Company in accordance with this Agreement, (2) materially breaches any Company representation, warranty, covenant, or payment obligation made hereunder and fails to timely cure that material breach under Section 11.04(a), or (3) any Regulatory Authority prevents Illumina from manufacturing or supplying the Components; or prevents the sale of IVD Test Kits.

11.06 Survival of Provisions. All purchase commitments under open Purchase Orders under Section 8.03, all payment obligations, Articles I, VII (for the periods specified therein), X, XII, XIII and XIV, Sections , 5.01 (last sentence only), 6.03 (to the extent amounts are due for prior sales and to the extent that any IVD Test Kits are sold after termination or expiration), 8.07, 8.08, 9.02 (only to the extent set forth in Section 11.01), 9.03, and 9.04 and any other provisions that by their nature should survive expiration or earlier termination of this Agreement shall so survive. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

Article XII.

Protection of Confidential Information

12.01 Confidentiality. The Parties acknowledge that a Party (the “Recipient Party”) may have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with this Agreement. In order to be protected as Confidential Information, information must be disclosed with a confidential or other similar proprietary legend and in the case of orally or visually disclosed information, the Disclosing Party shall notify the Recipient Party of its confidential nature at the time of disclosure and provide a written summary that is marked with a confidential or other similar proprietary legend to the Recipient Party within 30 days (email acceptable). During the Term and for a period of 5 years after the expiration or earlier termination of this Agreement, (i) the Recipient Party shall hold the Disclosing Party’s Confidential Information in confidence using at least the degree of care that is used by the Recipient Party with respect to its own Confidential Information, but no less than reasonable care; provided that, the Recipient Party may disclose the Confidential Information of the Disclosing Party in furtherance of or in exercising its rights and fulfilling its obligations under this Agreement to its employees, contractors, officers, directors, representatives, and those of its Affiliates, under written confidentiality and restricted use terms or undertakings consistent with this Agreement; and (ii) the Recipient Party shall not use the Disclosing Party’s Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement. The Confidential Information shall at all times remain the property of the Disclosing Party. The Recipient Party shall, upon written request of the Disclosing Party, return to the Disclosing Party or destroy the Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the Recipient Party may maintain one copy of the Disclosing Party’s Confidential Information to be retained by the Recipient Party’s Legal Department for archival purposes only.

12.02 Exceptions. Notwithstanding any provision contained in this Agreement to the contrary, neither Party shall be required to maintain in confidence or be restricted in its use of any of the following: (a) information that, at the time of disclosure to the Recipient Party, is in the public domain through no breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliates by the Receiving Party; (b) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliate by the Receiving Party; (c) information that was in the Recipient Party’s or its Affiliate’s possession at the time of disclosure hereunder by the Disclosing Party unless subject to an obligation of confidentiality or restricted use owed to the Disclosing Party or its Affiliate; (d) information that is independently developed by or for the Recipient Party or its Affiliates without use of or reliance on Confidential Information of the Disclosing Party; or (e) information that the Recipient Party receives from a third party where such third party was under no obligation of confidentiality to the Disclosing Party or its Affiliate with respect to such information. The occurrence of (a), (b), (c), (d) or (e) above shall not be deemed to grant to either Party any license or other right, express or implied, to any portion of the information or other proprietary rights of the other Party relating thereto. Notwithstanding the exceptions of this Section 12.02, any compilation of otherwise public information in a form not publicly known shall be considered Confidential Information.

12.03 Disclosures Required by Law. The Recipient Party may disclose Confidential Information of the Disclosing Party as required by court order, operation of law, or government regulation, including in connection with submissions to regulatory authorities with respect to the Components, IVD Hardware or the IVD Test Kits; provided that, the Recipient Party promptly notifies the Disclosing Party of the specifics of such requirement prior to the actual disclosure, or promptly thereafter if prior disclosure is impractical under the circumstances, uses diligent and reasonable efforts to limit the scope of such disclosure or obtain confidential treatment of the Confidential Information if available, and allows the Disclosing Party to participate in the process undertaken to protect the confidentiality of the Disclosing Party’s Confidential Information including, without limitation, cooperating with the Disclosing Party in its efforts to permit the Receiving Party to comply with the requirements of such order, law, or regulation in a manner that discloses the least amount necessary, if any, of the Confidential Information of the Disclosing Party.

12.04 Injunctive Relief. Each Party acknowledges that any use or disclosure of the other Party’s Confidential Information other than in accordance with this Agreement may cause irreparable damage to the other Party. Therefore, in the event of any such use or disclosure or threatened use or threatened disclosure of the Confidential Information of either Party hereto, the non-breaching Party shall be entitled, in addition to all other rights and remedies available at Law, to seek injunctive relief against the breach or threatened breach of any obligations under this Article XII.

12.05 Disclosure of Agreement. Except as expressly provided otherwise in this Agreement, neither Party may disclose this Agreement, the terms and conditions of this Agreement, including any financial terms thereof, and the subject matter of this Agreement to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, Company acknowledges and agrees that Illumina and its Affiliates, as healthcare companies, may, if required by applicable Law, disclose this Agreement, its terms, its subject matter, including financial terms (including without limitation, Illumina’s compliance with Sunshine Act).

Article XIII.

Notices

13.01 Notices. All notices required or permitted under this Agreement shall be in writing, in English, and shall be deemed received only when (a) delivered personally; (b) 5 business days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or 10 business days for international mail); or (c) 1 business day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, 2 business days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt. All notices shall be sent to the following or any other address designated by a Party using the procedures set forth in Section 13.02:

If to Illumina:	If to Company:

Illumina, Inc.	Company Molecular, Inc.

5200 Illumina Way San Diego, CA 92122 Attn: Senior Vice President, Corporate and Venture Development	3430 E Global Loop Tucson, AZ 85706 Attention: Chief Executive Officer

With a copy to:

Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: General Counsel

13.02 Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

Article XIV.

Miscellaneous

14.01 Mutual Representation and Warranties. Each Party represents, warrants, and covenants that (a) it has the right and authority to enter into this Agreement without violating the terms of any other agreement; and (b) the person(s) signing this Agreement on its behalf has the right and authority to bind Company to the terms and conditions of this Agreement. Each Party represents and warrants that neither it nor any of its employees involved in its performance under this Agreement has ever been debarred by a Regulatory Authority, including the FDA pursuant to Section 21 USC 335a. Each Party covenants that if, during the Term, it or any of its employees becomes so debarred or subject to a proceeding that could subject that Party or that employee to such debarment, that Party will promptly notify the other Party in writing thereof.

14.02 Publicity; Use of Names or Trademarks. Each Party shall obtain the prior written consent of the other Party on all press releases or other public announcements relating to this Agreement, including its existence or its terms, provided that a Party is not required to obtain prior written consent of the other Party for press releases or public disclosures that repeat information that has been previously publicly disclosed. Company and Illumina intend to announce their supply relationship in a press release and each agrees it will undertake good faith efforts to reach mutual agreement on the text for release within 30 days after the Effective Date. Neither Party shall use the name or trademarks of the other Party without the express prior written consent of the other Party.

14.03 Non-Exclusive Relationship. Each Party acknowledges and agrees that during the Term or thereafter nothing in this Agreement (except the obligation of Company to exclusively purchase Components and IVD Hardware from Illumina or its authorized distributors or resellers as set forth in Article VI) shall create any form of exclusive relationship between the Parties with respect to the subject matter of this

Agreement, or prevent either Party from: (i) entering into competing business relationships with one or more third parties for the research, development and/or commercialization of any other product or service that might compete with any IVD Test Kit in any respect and/or (ii) conducting research, development and/or commercialization with respect to any product in any manner whatsoever outside the scope of this Agreement, including product that might compete with any IVD Test Kit, but in either case neither Party shall have the right to use the other Party’s Confidential Information and/or Intellectual Property in such activities. Without limiting the generality of the foregoing, notwithstanding anything in this Agreement to the contrary, Company is free to independently develop, use, or commercialize nucleic acid detection assays (including nuclease-protection-based, nucleic acid sequencing assays) involving any or all of the targets in an IVD Test Kit and/or in a Selected Field or otherwise for any purpose (whether alone or in combination with any other product or service) and in collaboration with any third party (“Independent Development”); provided that, such Independent Development is expressly excluded from all rights and/or licenses granted to Company by this Agreement and all obligations of Illumina under this Agreement.

14.04 Assignment. Neither Party shall assign or transfer this Agreement or any rights or obligations under this Agreement, without the prior written consent of the non-assigning Party; provided that, subject to Illumina’s right to terminate the Agreement set forth in Section 11.04(c), Company may assign or transfer this Agreement in connection with a Change of Control without Illumina’s consent, and Illumina may assign or transfer this Agreement without Company’s consent pursuant to a transfer of all or substantially all of its business or assets, whether by merger, sale of assets, sale of stock or share capital, or otherwise. Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

14.05 Legal Compliance. Nothing in this Agreement is intended, or should be interpreted, to prevent either Party from complying with, or to require a Party to violate, any and all applicable Laws. Should competent legal counsel advising either Party reasonably conclude that any portion of this Agreement is or may be in violation of a change in a Law made after the Effective Date, or if any such change or proposed change would materially alter the amount or method of compensating Illumina for Components purchased by, or services performed for, Company, or would materially increase the cost of either Party’s performance hereunder, the Parties agree to negotiate in good faith written modifications to this Agreement as may be necessary to establish compliance with such changes and/or to reflect applicable changes in compensation necessitated by such legal changes, with any mutually agreed upon modifications added to this Agreement by written amendment in accordance with Section 14.10 of this Agreement.

14.06 Independent Parties. Each Party hereby acknowledges that the Parties shall be independent contractors. Nothing in this Agreement shall be construed to constitute Company or Illumina as a partner, joint venturer, agent or other representative of the other. Each is an independent entity retaining complete control over and complete responsibility for its own operations and employees. Nothing in this Agreement shall be construed to grant either Party any right or authority to assume or create any obligation on behalf of or in the name of the other; or to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

14.07 Governing Law; Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed and construed in accordance with the laws of the State of California, U.S.A., without regard to provisions on the conflicts of laws. The Parties agree that the United Nations Convention on Contracts for the International Sale of goods shall not apply to this Agreement, including any terms in Documentation.

14.08 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

14.09 No Waiver; Rights and Remedies. The failure or delay of either Party to exercise any right or remedy provided herein or to require any performance of any term of this Agreement shall not be construed as a waiver, and no single or partial exercise of any right or remedy provided herein, or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement. Except as expressly provided in this Agreement, the rights and remedies of each Party under this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

14.10 Entire Agreement; Amendment; Waiver. This Agreement, together with its Exhibits and Development Plans, represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties. The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any person or entity other than as expressly set out in the Agreement. Each Party agrees that it shall have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement. Nothing in this Section 14.10 shall exclude or limit liability for fraud. No amendment to this Agreement (including its Exhibits and Development Plan(s)) will be effective unless in writing and signed by both Parties. No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition or breach and delivered to the other Party.

14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto. Electronically transmitted signatures shall be deemed original signatures for purposes of this Agreement.

14.12 Illumina Affiliates; Third Party Beneficiaries. Company agrees that Illumina may delegate or subcontract any or all of its rights and obligations under this Agreement to one or more of its Affiliates; provided that Illumina shall be solely responsible to Company for the performance and actions of its delegates or subcontracors. Illumina invoices and other documentation may come from an Illumina Affiliate and Company shall honor those just as if they came directly from Illumina. There are no third party beneficiaries to this Agreement.

14.13 Cooperation. Illumina and Company agree to execute any instruments reasonably believed by the other Party to be necessary to implement the provisions of this Agreement.

14.14 Costs. Each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement.

14.15 Force Majeure. Neither Party shall be in breach of this Agreement nor liable for any failure or omission to perform or delay in the performance of this Agreement if: (a) the failure or omission arises from any cause beyond the control of the party in question; and (b) steps that could be taken to mitigate or eliminate the cause of the failure or omission were not reasonably foreseeable or were not reasonably available or commercially practicable, and the failure or omission is not caused or exacerbated by the negligence of the non-performing Party. Causes falling within clause (a) above include acts of God, fire, flood, tornado, earthquake, hurricane, lightning, any action taken by government or a regulatory authority, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor disputes, or supply shortages (each an event of “Force Majeure”). In the event of any such delay the delivery date for performance shall be deferred for a period equal to the time lost by reason of the delay.

14.16 Headings and Certain Rules of Construction. Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof. This Agreement has been negotiated in the English language and only the English language version shall control. Any translation of this Agreement into a non-English language is for convenience only. Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders. As used in this Agreement except as the context may otherwise require, the words “include”, “includes”, “including”, and “such as” are deemed to be followed by “without limitation”, whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously. The terms “hereof,” “herein,” “hereby,” and derivative or similar to refer to this entire Agreement. Except as expressly stated, any reference to “days” shall be to calendar days, and “business day” shall mean all days other than Saturdays, Sundays or a national or local holiday recognized in the United States, and any reference to “calendar month” shall be to the month and not a 30 day period, and any reference to “calendar quarter” shall mean the first 3 calendar months of the year, the 4-6th calendar months of the year, the 7-9th calendar months of the year, and the last 3 calendar months of the year. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on, or any notice is deemed to be given on a Saturday, Sunday, or national holiday, the Party having such privilege or duty shall have until 5:00 pm PST on the next succeeding business day to exercise such privilege or to discharge such duty or the Party giving notice shall be deemed to have given notice on the next succeeding business day. It is further agreed that no usage of trade or other regular practice between the Parties hereto shall be used to alter the terms and conditions of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any particular Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.17 Export. Company agrees that the Components, or any related technology provided under this Agreement, may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations thereunder (or the regulations and laws of another country). Company agrees not to export or re-export the Components, or any related technology into any country in violation of such controls or any other laws, rules or regulations of any country, state or jurisdiction.

IN WITNESS WHEREOF, effective as of the Effective Date, each of the Parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

ILLUMINA, INC.		HTG MOLECULAR DIAGNOSTICS, INC.

By:	/s/ Nicholas Naclerio	By:	/s/ Timothy B. Johnson
Name:	Nicholas Naclerio	Name:	Timothy B. Johnson
Title:	SVP, Corporate Development and GM of Enterprise Informatics	Title:	Chief Executive Officer

Date:	10/14/2014	Date:	10/15/2014

Exhibit A

COMPONENTS AND PRICING

Not for resale with IVD Test Kit that has received Regulatory Approval:

1.	Current Illumina Advantage (TG) reagent kits (prices below reflect a […***…]% discount off current Illumina list prices)
a.	TG MiSeq® Reagent Kit v3 (150 cycle): $[…***…] each; or
b.	TG MiSeq® Reagent Kit v3 (600 cycle): $[…***…] each
2.	Candidate […***…] reagent kit (proposed technically identical to kits listed above) as they become available during development ([…***…]% off Illumina’s then-current list price)

For resale with IVD Test Kit that has received Regulatory Approval:

1.	IVD-cleared MiSeqDx reagent kit (as used during development): […***…]% discount off Illumina’s then-current list price.

32	***Confidential Treatment Requested

EXHIBIT B

IVD HARDWARE AND PRICING

Catalog #	Description	Base Price

SY-410-1003	MiSeq	$99,000

DX-410-100x	MiSeqDx	$125,000

SV-420-1002	Service Contract MiSeq Basic	$13,400

SV-420-1003	Service Contract MiSeq Comprehensive	$15,500

SV-420-1007	Service Contract MiSeq Advantage	$25,300

SV-421-1001	Service Contract MiSeqDx	$23,700

Service contracts are per year (first year of Basic service is included in instrument sale)

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

33	***Confidential Treatment Requested